EXHIBIT 10.13

Elderly Care Service Platform

Development Agreement

The Transferor: China Guangzhi Investment (Beijing) Technology Co., Ltd. (hereinafter referred to as “Party A”)

Seal: Zhongguang Zhitou (Beijing) Technology Co., Ltd.

The Transferee: Beijing Luji Technology Co., Ltd. (hereinafter referred to as “Party B”)

Seal: Beijing Luji Technology Co., Ltd.

The following agreement concerning the overall transfer of the WeChat applet – Nursing service platform for the elderly (hereinafter referred to as “the Platform”) (hereinafter referred to as “this Agreement”) is made and entered into by and between Party A and Party B in the principle of fairness, voluntariness and mutual benefits via consultation, whereby both parties agree to abide by all terms and conditions set forth below.

I. Contents of the Platform Transfer

1. Files about function and module descriptions;

2. Source code;

3. Files about function and module process;

4. Database design file;

5. Files about technician operation process from development to operation;

6. Other data related to this Platform (including but not limited to account, password, etc.).

II. Platform Sector and Function

1. The background language of the Platform: Java;

2. Database: MYSQL;

3. Server: Aliyun ECS;

4. Module (platform registration module, order placing module, order receiving module, order dispatch module, evaluation module, complaint module, module of organization user’s ‘B end’ and system background management module);

5. Functions:

The Platform is composed of personal user (C end), organization user (B end), relevant service personnel and system background.

●	Personal user:
■	Registration: Make registration at the Platform;
■	Order placing: Place an order based on the demands and pay the amount of the order;
■	Evaluation: Evaluate the order that has been completed;
■	Complaint: Make complaint against the service staff.
●	Organization user:
■	Registration: Make registration at the Platform;
■	Setting: Set the service items of the organization via the organization’s background;
■	Order dispatching or receiving: Receiver order placed by personal user and dispatch relevant service staff to offer door-to-door services;
●	Relevant service staff user:
■	Attachment: Attach under organization user;
■	Point-to-point: Terminal service staff serving personal user;
●	Automatic system order dispatching:

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The system will establish automatic order dispatching functions. If the organization user or relevant service staff does not receive the order, the system will dispatch the order to the service staff or organization nearby and provide door-to-door service.

III. Transfer Price and Mode of Payment

1. Total transfer price: RMB 1.2 million (say: RMB ONE MILLION TWO HUNDRED THOUSAND Only).

2. Mode of payment

1) Party B shall, within three days upon the signature of this Agreement, pay Party A down payment, which is 60% of the total transfer price (hereinafter referred to as “the contract price”), i.e., RMB 720,000 (say: RMB SEVEN HUNDRED TWENTY THOUSAND Only).

2) Party B shall, after the platform development completed by Party A passes Party B’s test and basic requirements, pay Party A the rest price, which is 40% of the contract price, i.e., RMB 480,000 (say: RMB FOUR HUNDRED EIGHTY THOUSAND Only). Upon receiving Party B’s payment, Party A shall transfer all the corresponding files of the Platform, such as codes, user name, password, etc., to Party B (both parties can also finish relevant work on site, such as effecting payment and handing over platform code). Party A shall offer a 7-day training for Party B’s relevant personnel concerning the functions of the Platform.

3. Beneficiary account

Account name: China Guangzhi Investment (Beijing) Technology Co. Ltd.

Opening bank: China Citic Bank Beijing Xidan Branch

Account No.: 8110 7010 1490 1230 050

IV. Platform Delivery

1. Both parties agree to deliver the Platform within 3 months upon the signature of this Agreement (postponed if the date of delivery meets the legal holidays or once force majeure such as epidemic happens).

2. Upon the delivery of the Platform, Party A’s working staff (chief engineer or project manager) shall work at Party B’s site in order to ensure the steady running of the Platform and serve customers better. Party B shall sign a labor contract with Party A’s working staff via consultation and both parties hereto shall negotiate on the salary.

V. Both Parties’ Rights and Obligations

1. Party A shall ensure the authenticity of all data, materials and information ownership of the Platform that it delivers and the source legality.

2. Upon receiving the full payment from Party B on schedule according to the provisions of this Agreement, Party A shall satisfy the requirements of the legal businesses above according to the requirements of this Agreement and assist Party B opening payment business; Party A shall also ensure the Platform will not be intervened by any means or it will not influence Party B’s normal business activities upon the transfer of the Platform, including but not limited to making adverse publicity against Party B among customers.

3. Upon receiving the full payment from Party B on schedule according to the provisions of this Agreement, Party A shall not get back or modify relevant platform password and account by any means or transfer the capital within the account after submitting them to Party B.

4. Upon receiving the full payment from Party B on schedule according to the provisions of this Agreement, Party A shall not use the data of the Platform any longer upon the transfer, including but not limited to account data, customer data, transaction information, commodity data, etc. or transfer the Platform to any third party any longer.

5. Party B shall pay Party A the transfer price in full and on schedule as per the provisions of this Agreement and bear Party A’s loss arising out of its failure in paying Party A in time.

6. During Party A’s development of the platform development, Party B shall not interfere with Party A’s platform development work or change the demands specified at will. Any problem arising out of Party B’s arbitrarily participation in and interference with Party A’s platform development, such as extra development costs and any delay in delivering the Platform, shall be borne by Party B.

7. Where Party B’s new functional requirements for the Platform are beyond the scope prescribed herein upon the completion of the Platform, Party B needs to bear all the fees arising out of the new functions of the Platform separately via amicable consultation with Party A.

8. Where this Agreement cannot be performed normally due to Party B’s cause, Party A does not need to refund the price having been paid by Party B. If, however, this Agreement cannot be performed normally due to Party A’s cause, Party A needs to refund the price having been paid by Party B entirely.

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VI. Confidentiality

1. Both parties shall be obliged to keep confidential the cooperation and shall not disclose the cooperation commercial secrets to any third party, during the term of this Agreement and even after the completion of the platform transfer.

2. If either party discloses the commercial secrets contained herein, the default party must bear the observant party’s economic loss arising therefrom.

VII. Violation Liabilities

1. Where Party A cannot make delivery of the Platform on schedule, it shall inform Party B in writing in advance and state the reason. Party A can postpone the delivery time upon Party B’s consent and does not need to bear the violation liabilities; otherwise, Party A needs to make compensation which is 0.1% of the contract price.

2. Party A shall not develop any software and platform identical or similar to the Platform’s industry, business and functions or compete with Party B in the same industry within the coming two years.

3. Where Party B fails to effect payment in full and on schedule as per the provisions of this Agreement for more than ten days overdue, Party A may terminate this Agreement, besides asking Party B to pay the liquidated damages. In such case, Party A may also ask Party B to make compensation which is 10% of the contract price within 15 days overdue and does not need to refund any price that Party B has paid.

4. If either party refuses to perform its obligations prescribed in this Agreement, the observant party is entitled to ask the default party to pay liquidated damages which are 10% of the contract price, unless otherwise specified. If the aforesaid liquidated damages cannot compensate the observant party’s loss, the observant party is also entitled to ask the default party to make compensation further and bear all the fees paid by the observant party for safeguarding its rights, such as attorney fees, identification fees, appraisal fees, preservation fees, insurance premium, etc.

VIII. If either party cannot perform this Agreement due to natural disaster or epidemic, the due party does not need to bear the compensation liabilities.

IX. Any matters unmentioned herein shall be solved upon by both parties by concluding a written supplementary agreement, which has the same legal effect with this Agreement.

X. Any dispute arising out of the performance of this Agreement shall be resolved by both parties via amicable consultation first. If, however, consultation fails, either party can apply to Beijing’s arbitration commission for arbitration. The arbitration award is final.

XI. This Agreement takes effect upon the stamp by both parties. It is made in quadruplicate with each party holding two, all of which have the same legal effect.

Party A (seal): Seal: China Guangzhi Investment (Beijing) Technology Co. Ltd.	Party B (seal): Seal: Special Seal for Contract of Beijing Luji Technology Co., Ltd.
Signatory representative (signature): Zhang Ran	Signatory representative (signature): Tian Xiangyang
January 4, 2021	January 4, 2021
MP: 1391100698	MP: 13031121536

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Used for the transfer agreement of nursing service platform for the elderly only

Supplementary Agreement

Party A (full name): China Guangzhi Investment (Beijing) Technology Co. Ltd.

Party B: Beijing Luji Technology Co., Ltd.

On the basis of Article 2 of “WeChat Applet – Nursing service platform for the elderly” concluded by and between Party A and Party B on January 4, 2021 (hereinafter referred to as “the Master Contract”), both parties hereto conclude the following supplementary agreement concerning two extra new functions developed at the request of Party B (hereinafter referred to as “the Supplementary Agreement”) in the principle of mutual benefits via amicable consultation.

I. New contents: Develop two extra new functions on the basis of Article 2 “Platform Sector and Function” of the Master Contract: 1. Online settlement function; 2. Chargeback function.

II. Fees for the two extra new functions: RMB 50,000 (say: RMB FIFTY THOUSAND Only) (it is increased on the basis of the contract price prescribed in the Master Contract).

III. Mode of Payment: Party B shall, within three days upon the signature of the Supplementary Agreement, pay the price of RMB 50,000 (say: RMB FIFTY THOUSAND Only).

IV. The Supplementary Agreement serves as an indispensable part of the Master Contract with the same legal effect upon its effectiveness. Except for the terms explicitly prescribed herein, the rest terms in the Master Contract shall still remain valid.

V. The Supplementary Agreement is made in duplicate with each party holding one, both of which have the same legal effect. The Supplementary Agreement takes effect upon the signature and stamp by both parties.

Party A (seal): Seal: China Guangzhi Investment (Beijing) Technology Co. Ltd.	Party B (seal): Seal: Special Seal for Contract of Beijing Luji Technology Co., Ltd.
Legal representative or entrusted agent: Zhang Ran	Legal representative or entrusted agent: Tian Xiangyang
March 9, 2021	March 9, 2021

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